EXHIBIT 99.9 - PRESS RELEASE ISSUED MAY 17, 1996

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)


                 EST ANNOUNCES  ELECTION RESULTS AND
                       STOCK REPURCHASE DETAILS

KENNEWICK, WASHINGTON --- June 20, 1996 --- Electronic Systems Technology Inc.
(EST) (OTC:ELST), a manufacturer of wireless modems, today announced the reelection of two members of the Company's Board of Directors, and a stock repurchase plan.

As part of the annual shareholder voting issues, both T. L. Kirchner and
J. H. Rector were reelected to positions on the Company's Board of Directors.

John H. Rector, 79, a director of the Company since 1992, founded Western Sintering, Inc., a powdered metal part manufacturer located in Richland, Washington. Mr. Rector has retired from Western Sintering, but remains active in an advisory capacity with the company. In June, Mr. Rector was named 1996 South Central Washington Small Business Person of the Year. "Mr. Rector is a valuable member of the Company's Board of Directors. He brings a wealth of business experience, the Company is very fortunate to have him on the Board," said Tom Kirchner, President and founder, of EST. Mr. Kirchner has been a director of the Company since 1985, and was named 1992 South Central Washington Small Business Person of the Year.

EST also announced that as of June 7th , the Company has repurchased 7,000 shares of its common stock through its stock repurchase program, scheduled to end June 30, 1996, and that the Company's Board of Directors approved a similar stock repurchase plan to take effect on July 1, 1996. Under the conditions of the plan, the Company may acquire its common stock up to a total value of $100,000 from open market purchases from brokers and dealers, with purchases commencing as soon as July 1, 1996, and may continue through September 30, 1996. The maximum number of shares the Company will repurchase from any single shareholder during the duration of the stock repurchase plan will be 10,000 shares. The results of the stock repurchase plan is dependent upon market conditions, with no guarantee as to the exact number of share to be repurchased by the Company. The repurchase plan is subject to other terms and conditions, as are set forth in the plan.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and received the United States and Canadian patent for this technology.

Contact EST for more details.

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.